Kaiser Federal Bank
Annual Incentive Plan

Kaiser Federal Bank (the “Company”) provides annual cash incentive opportunities for eligible employees through the use of a performance-based incentive compensation plan (the “Plan”).  The annual incentive awards will provide a payment based upon attainment of specified goals that align the interests of employees with the interests of the Company.

PARTICIPATION & ELIGIBILITY

The Plan is limited to selected employees of the Company.  Each Plan participant shall be notified of eligibility for participation in the Plan prior to each Plan Year.  A “Plan Year” means the Company’s fiscal year, which ends June 30th of each year.   Additional eligibility requirements are the following:

•	New employees must be employed by March 31 in a given Plan Year to be eligible for an award related to performance in that Plan Year.
•	Employees hired after March 31 must wait until the next Plan Year to be eligible for an award.
•	Employees hired before March 31 who work a partial year will receive pro-rated awards based on actual base salary earned during the partial Plan Year.
•	A Plan participant must be an active employee as of the award payout date to earn and receive an award.
•	A Plan participant is not eligible for an incentive plan payout if on active written counseling within 90 days prior to the date of the award payment, even if the payment is subject to a deferral.
•	Plan participants must receive a minimum performance rating of “meets expectations” for the Plan Year, in order to earn any award.
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Participants will not earn incentive pay if the Participant’s conduct during the Plan Year or before the award is paid is considered by the Company to be a violation of applicable laws or regulations or in violation of the Company’s professional or ethical standards.

•	Excludes commissioned employees.

TERM

This Plan shall be effective for each Plan Year, unless terminated by the Board of Directors upon recommendation from the Compensation Committee of the Board of Directors of the Company (the “Committee”).

PLAN YEAR & PERFORMANCE PERIOD

The Plan operates on a fiscal year basis (July 1 to June 30), which is the same as the performance period.  Plan payouts covering the performance period will generally be made after Company financials have been audited and award amounts have been reviewed by the Committee.  The Company will attempt to complete this process no later than September 15 following the completion of the Plan Year.

Mandatory Deferral: Named Executive Officers will be required to defer a portion of a cash award under the Plan. Specifically, participants in the deferral portion of the Plan will be required to defer 30% of any awards earned under the annual portion of the Plan.  Deferred amounts are subject to additional performance requirements over the subsequent two year Deferral Performance Period. The Named Executive Officers shall be determined by the Committee.

For participants in the deferral portion of the Plan, 70% of awards earned over the Annual Performance Period will be paid no later than 2.5 months after the end of the Plan Year.  The remaining deferral shall be paid in two installments, with the first installment to be made within 2.5 months following the first anniversary date following the end of the Plan Year (the “First Anniversary Date”) and the second installment payment to be made within 2.5 months following the second anniversary date following the end of the Plan Year (the “Second Anniversary Date”), subject to meeting certain performance requirements as measured over the Deferral Performance Periods, which run from last day of the Plan Year through the First Anniversary Date and the First Anniversary date through the Second Anniversary Date.

PLAN DESIGN

The Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined company, department and individual performance goals.  The pre-defined company goals are reviewed and approved by the Committee.  The incentive ranges (as a percent of salary) are designed to provide market competitive payouts for the achievement of target and maximum performance goals.

PERFORMANCE OBJECTIVES

The Plan will provide annual incentive awards to Plan participants based on overall Company, department and/or individual performance goals, as established by the Committee for each participant.

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Company Performance Goals – The Company wide goals are determined by using performance history, peer data, market data and management’s judgment of what reasonable levels can be reached, based on previous experience and projected market conditions.  Once the target performance is established, the threshold, target and maximum performance and payout levels will also be determined.  The specific Company performance criteria for Plan participants will be approved by the Committee, with input by management.

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Department and/or Individual Performance – Certain Plan participants may have a portion of their annual incentive award based on a combination of department and/or individual performance criteria.  The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criterion for the overall incentive award will vary based on the position and role of each Plan participant as determined by management.

ANNUAL PERFORMANCE GOALS

Under the Plan, performance-based opportunities may be based on levels of, maintenance of or changes in (or ratios based on) any of the following (as determined by the Committee, in its discretion): non-performing asset levels; the classified assets/capital ratio; regulatory ratings; net income; loans; deposits; earnings before extraordinary, nonrecurring and/or unusual items; net operating income; operating earnings per share; consolidated total revenue; market share; earnings before taxes; stock price; return on equity, tangible equity, or assets; total shareholders’ return; levels of expenses; overhead ratios; efficiency ratios; loan quality (including classified assets); net charge offs, including ratios of charge-total loans or other measures; customer satisfaction scores; economic value added; and/ or any such other measures of soundness, profitability and/or growth as the Committee deems to be appropriate.

AWARD OPPORTUNITIES & CALCULATION

Award opportunity levels, expressed as a percent of base salary, will be set for each eligible employee for each Plan Year.  The actual payouts will be calculated as a proportion of threshold, target and maximum performance levels.

•	Threshold Performance – The minimum level of performance needed to begin to be eligible to earn and receive an incentive award.
•	Target Performance – The expected level of performance based upon both historical performance and management’s best judgment of expected performance during the performance period.
•	Maximum Performance – The level of performance, which based upon historical performance and management’s judgment, would be exceptional or significantly beyond the expected.

The Company’s performance will be based on the Company’s success as measured by criteria determined by the Committee, with input from the CEO.  The department and/or individual performance will be based on the department and/or Plan participant’s individual success as measured against the predetermined goals.  The percentage of payout for overall Company performance and for department and/or individual performance will be allocated based on the specific weighting of the goals, the participant’s annual incentive award tier, and the actual performance compared to the pre-determined Threshold, Target and Maximum performance levels.

The actual award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of threshold, target and maximum award opportunities. If actual performance falls between a performance level the payout will also fall between the pre-defined performance level on a pro-rated basis.  Award calculations will be based on a percentage of the participant’s base salary earned during the performance period.

ALLOWANCE FOR DISCRETION

Incentive programs allow for final payouts to be discretionarily adjusted by the Committee based on factors not specifically measured (e.g., the quality of the job being performed, performance sacrifices in other areas).

PLAN TRIGGER

In order for there to be any payout to participants under the Plan, the Company must earn a specific measure of net income as established by the Committee to fund the Plan.  The specific measure of net income trigger must be met for the Plan to pay awards, and shall be established prior to each Plan Year.  Participants may be eligible to receive a portion of the department and/or individual award at the discretion of the Committee, with input from the CEO if the Company’s net income trigger is not met.

MANDATORY DEFERRAL – FEATURES & PROVISIONS

The participants in the mandatory deferral portion of the Plan will be required to defer 30% of any awards earned under the annual portion of the Plan.  The payment of deferred amounts is subject to additional service and performance requirements over the subsequent Deferral Performance Periods, which run from the last day of the Plan Year through the First Anniversary Date and the First Anniversary Date through the Second Anniversary Date.

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Amount Deferred:  After June 30th at the end of the Plan Year, the Company will declare and pay 70% of the total award amount earned based on the achievement of goals during the performance period.  The remaining 30% earned during this period will be deferred into a Deferral Account and the participant will not have a legally binding right to this amount until the participant meets the service and performance conditions documented in each participant’s Deferral Account Statement.

•	Deferral Account: The Deferral Account is solely a device for tracking amounts to be paid in the future contingent on meeting certain service and performance requirements.

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Deferral Account Statement:  At the time of the 70% cash payment of the annual award, the Company shall provide to the Plan participant a Deferral Account Statement setting forth the Deferral Account balance, along with any performance, service, or any other conditions for receipt of payment of deferred amounts.

Deferred amounts will be payable after the Deferral Performance Period based on the following factors and conditions:

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Following the completion of the Deferral Performance Period ending on the First Anniversary Date, 50% of the value in the Deferred Account will be payable at the discretion of the Committee, taking into account factors it deems relevant.  This amount could be paid in full, partially paid, or withheld altogether.  The Deferral Performance Period is intended to ensure sustainability of the Bank’s overall performance beyond the one year performance period.  Following the completion of the Deferral Performance Period ending on the Second Anniversary Date, the remaining value in the Deferred Account will be payable at the discretion of the Committee, taking into account factors it deems relevant.

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A Plan participant must be an active employee as of the deferred award payout date to receive an award.  However, Plan participants who terminate employment due to disability, death or retirement after the Deferral Performance Period but before awards are paid are still eligible to receive an award after the Deferral Performance Period.

PROVISION FOR AWARD ADJUSTMENT

This clause applies to those officers classified as Named Executive Officers.  The Committee reserves the right to make an adjustment to a participant’s award under the following (but not exclusive) circumstances:

•	Materially inaccurate financial information was used in determining or setting such incentive award. The claw-back period will be a rolling three year look back.

•	A participant’s activities within the Plan Year and for one year after the Plan Year posed material risk to the organization.

The Committee shall determine the amount of any such award paid as a result of the inaccurate information (the “overpayment amount”) or the amount of loss and shall send the participant a notice of recovery, which will specify the overpayment amount or loss and the terms for repayment.

TERMINATION OF EMPLOYMENT

A participant must be an active employee on the date the incentive is paid to earn and receive an award.  However, there are exceptions for terminations as a result of death, disability or retirement.

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Participants whose performance otherwise qualifies them for an annual incentive award and whose employment is terminated due to disability can receive a pro-rata award for the Plan Year, even if they are not employed as of the award payout date.

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Participants whose performance otherwise qualifies them for an annual incentive award, attains age 65 (or greater) and voluntarily retires will receive payment for a pro-rata portion of the award based on their retirement date.

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In the event of death, the Company will pay to the participant’s beneficiary the pro-rata portion of the award that had been earned by the participant in the Plan Year.  The beneficiary will be the person or entity named on the participant’s life insurance beneficiary form, unless otherwise designated in writing by the participant.

Notwithstanding any other documents or communications to the contrary, employment with the Company is terminable at will, meaning that either the participant or the Company may terminate employment at any time, for any reason, with or without cause and with or without prior notice.

DISPUTES

If there is any dispute about the application of the Plan or any claim or controversy arising out of or relating to the employee-employer relationship, the dispute or claim will be resolved by binding arbitration using the most current rules for resolution of employment disputes published by the American Arbitration Association (AAA).  The arbitration would take place in the state in which the employee was employed, and would be resolved by an arbitrator that is mutually selected or is designated by the AAA.  The arbitrator fees will be paid by the Company.  Either party is free to use legal counsel, although that would be at the expense of each party.  The arbitrator has the right to impose a remedy that he or she believes is appropriate for the situation, which could include an award of attorneys’ fees and costs to the prevailing party. The statute of limitations that would apply to any claim in arbitration is the same as would apply under federal or state law.  In addition, the prevailing party may go to court to enforce the arbitrator’s award of decision.

MISCELLANEOUS

The Company shall withhold any taxes that are required to be withheld from the awards provided under the Plan.

A participant’s benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

Plan payouts will be made in a manner that will comply with the Internal Revenue Code Section 409A (which means no later than two-and-a-half months after the end of the year in which it was earned).

The Plan and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by federal law.

If any provision of this Plan is determined to be void or otherwise unenforceable, such determination shall not affect the validity of the remainder of this Plan.  Waiver by either party of any breach of this Plan shall not operate or be construed as a waiver of any subsequent breach, or of the condition itself.

This Plan constitutes the entire Plan between the Company and the Plan participant as to the subject matter hereof.  No rights are granted to the Plan participant by virtue of this Plan other than those specifically set forth herein.

This Plan replaces and supersedes any prior agreements between you and the Company.  The Plan may be amended or suspended at any time upon communication at the discretion of the Board of Directors.  Employment with the Company is terminable at will.

ACKNOWLEDGMENT

I have read, understand and accept all of the terms of this Plan.

    Printed Name                                                                           Signature                                                                Date